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                                                EXHIBIT 11.1
                                          RICHFOOD HOLDINGS, INC.
                                COMPUTATION OF NET EARNINGS PER COMMON SHARE
                            (dollar amounts in thousands, except per share data)

                                                                         Fiscal Year Ended

                                                               May 3,         April 27,         April 29,
                                                                1997            1996              1995
                                                           -----------      ------------      ------------
Net Earnings:

Earnings before extraordinary loss                         $    61,351      $     39,215      $     39,218

Extraordinary loss, net of tax                                  (1,882)           (2,164)                -
                                                           -----------      ------------      ------------

Net earnings                                               $    59,469      $     37,051      $     39,218
                                                           ===========      ============      ============

Primary Earnings Per Common Share:

Weighted average number of
  common shares outstanding                                 47,290,092        46,825,107        46,711,389

Net additional common shares
  issuable upon exercise of dilutive
  options, determined by
  treasury stock method                                        439,621           597,651           498,126
                                                           -----------      ------------      ------------

Common shares and equivalents                               47,729,713        47,422,758        47,209,515
                                                           ===========        ==========        ==========


Earnings before extraordinary loss                         $      1.29      $       0.83      $       0.83
Extraordinary loss, net of tax                                   (0.04)            (0.05)                -
                                                           -----------      ------------      ------------

Net earnings per common share (a)                          $      1.25      $       0.78      $       0.83
                                                           ===========      ============      ============


Fully Diluted Earnings Per Common Share:

Common shares and equivalents                               47,729,713        47,422,758        47,209,515

Net  additional  common  shares
  issuable  upon  exercise of  dilutive
  options, determined by treasury stock
  method using year-end market price,
  if higher than average price                                       -           179,645           151,406
                                                           -----------      ------------      ------------

Common shares and equivalents (b)                           47,729,713        47,602,403        47,360,921
                                                           ===========        ==========        ==========

Earnings before extraordinary loss                         $      1.29      $       0.82      $       0.83
Extraordinary loss, net of tax                                   (0.04)            (0.04)                -
                                                           -----------      ------------      ------------

Net earnings per common share (a)                          $      1.25      $       0.78      $       0.83
                                                           ===========      ============      ============
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NOTE:   (a) Dilution is less than 3%.
        (b) The Company does not have any other potentially dilutive securities.